Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of January 18, 2018, between UNITED COMMUNITY BANKS, INC., a Georgia corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national association, as trustee (the “Trustee”), registrar, paying agent and service agent.

WHEREAS, the Company entered into to an Indenture dated as of January 18, 2018 (the “Original Indenture”), with the Trustee;

WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented by this First Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, the Original Indenture provides for the issuance from time to time of the Company’s debentures, notes or other debt instruments (therein called the “Securities”), in an unlimited principal amount to be issued in one or more series as contemplated therein;

WHEREAS, pursuant to the terms of the Original Indenture, the Company desires by this First Supplemental Indenture to establish a new Series of Securities to be known as its 4.500% Fixed to Floating Rate Subordinated Notes due January 30, 2028 (the “Subordinated Notes”);

WHEREAS, the Company has duly authorized the execution and delivery of this First Supplemental Indenture to establish the Subordinated Notes as a Series of Securities under the Original Indenture and to provide for, among other things, the issuance and form of the Subordinated Notes and the terms, provision, and conditions thereof; and

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument, in accordance with its terms, and to make the Subordinated Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been satisfied;

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.1 Definitions.

The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture; provided, however, that, where a term is defined both in this First Supplemental Indenture and the Original Indenture, the meaning given to such term in this First Supplemental Indenture shall control for purposes of this First Supplemental Indenture (in respect of the Subordinated Notes but not any other Series of Securities) and the Original Indenture.

“Additional Notes” means any Subordinated Notes issued under this First Supplemental Indenture at any time after the date hereof, in addition to the Initial Notes, and having the same terms in all respects as the Subordinated Notes (except for the issue date, issue price and, if applicable, the initial interest payment date), which if issued, will be treated with the Initial Notes as single Series and single class of Securities with the Subordinated Notes for all purposes under the Indenture.

“Calculation Agent” means a banking institution or trust company to be appointed by the Company to act as calculation agent with respect to the calculation of the alternate floating rate in the event the three-month LIBOR is discontinued or is no longer quoted on Reuters LIBOR 01.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing person.

“Consolidated Assets” means all assets owned directly by the Company or indirectly by the Company through any Subsidiary and reflected on the Company’s consolidated balance sheet prepared in accordance with GAAP.

“Indebtedness” means, with respect to any person, and without duplication, (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services), (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such person with respect to letters of credit, bank guarantees or bankers’ acceptances, (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) all obligations of such person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (e) all direct or indirect guaranties or similar agreements by such person in respect of, and obligations or liabilities (contingent or otherwise) of such person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (a) through (d), (f) any indebtedness or other obligations described in clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person and (g) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

“Initial Notes” means the aggregate principal amount of $100,000,000 of Subordinated Notes issued under this First Supplemental Indenture on the Issue Date.

“interest determination date” means the second London Banking Day immediately preceding the commencement of the applicable Interest Reset Period.

“Interest Payment Dates” means January 30 and July 30 of each year, commencing July 30, 2018 through but not including January 30, 2023, and January 30, April 30, July 30, and October 30 of each year thereafter.

“Interest Reset Period” means each quarterly period during the periods in which the interest rate on the Subordinated Notes is a floating rate equal to three-month LIBOR (provided, however, that in the event the current three-month LIBOR is less than zero, three-month LIBOR will be deemed to be zero, plus 212 basis points), commencing on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date. The first Interest Reset Period shall commence on and include January 30, 2023.

“Issue Date” means January 18, 2018, the date of the original issuance of the Initial Notes.

“Junior Subordinated Debt” means the Company’s Trust Preferred Securities Guarantees and the floating rate junior subordinated debentures due 2034, the variable rate subordinated debentures due 2038, the floating rate junior subordinated notes due 2038, the floating rate junior subordinated notes due 2036 and the floating rate junior subordinated deferrable interest debentures due 2036.

“LIBOR” means, (i) the rate for deposits in U.S. dollars for the three-month period which appears on Reuters LIBOR 01 (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. “Reuters LIBOR 01” means the display designated on page LIBOR 01 on the Reuters Service (or such other page as may replace the LIBOR 01 page on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks) and (ii) with respect to an interest determination date on which no rate appears on Reuters LIBOR 01 as of approximately 11:00 a.m., London time, on such interest determination date, the Calculation Agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the Company to provide the Calculation Agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London Banking Day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the Calculation Agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the Company for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London Banking Day immediately following such interest determination date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“Material Subsidiary” means United Community Bank and any successor thereof.

“Maturity Date” means January 30, 2028.

“Record Date” means, with respect to each January 30 Interest Payment Date, the close of business on the January 15 preceding such Interest Payment Date, with respect to each April 30 Interest Payment Date, the close of business on the April 15 preceding such Interest Payment Date, with respect to each July 30 Interest Payment Date, the close of business on the July 15 preceding such Interest Payment Date, and with respect to each October 30 Interest Payment Date, the close of business on the October 15 preceding such Interest Payment Date, in each case, whether or not such date is a Business Day.

“Redemption Date” means any date fixed for redemption pursuant to the Indenture and the Subordinated Notes.

“Redemption Price” means 100% of the principal amount of the Subordinated Notes being redeemed, plus accrued and unpaid interest to but excluding the Redemption Date.

“Senior Indebtedness” means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on the Company’s current or future Indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by the Company, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, Senior Indebtedness does not include: (i) Indebtedness that expressly provides that it shall not be senior in right of payment to the Subordinated Notes or expressly provides that it is on the same basis or junior to the Subordinated Notes; (ii) the Company’s Indebtedness to any of the Company’s majority-owned Subsidiaries; (iii) the Junior Subordinated Debt and (iv) the Subordinated Notes.

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“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person, (ii) any partnership (a) the sole general partner or the managing general partner of which is such person or an entity described in clause (i) and related to such person or (b) the only general partners of which are such person or of one or more entities described in clause (i) and related to such person (or any combination thereof) and (iii) any limited liability company of which more than 50% of the total membership interests is at the time owned or controlled, directly or indirectly, by such person.

“Trust Preferred Securities Guarantees” means the guarantees issued by the Company in connection with the floating rate capital securities due 2034 issued by Southern Bancorp Capital Trust I, the variable rate capital securities due 2038 issued by United Community Statutory Trust III, the variable rate capital securities due 2036 issued by Tidelands Trust I, the floating rate capital securities due 2038 issued by Tidelands Trust II, the floating rate capital securities due 2036 issued by Four Oaks Statutory Trust and any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock that is by its terms subordinated to or on a parity with the Junior Subordinated Debt.

“Voting Stock” means outstanding shares of Capital Stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power because of default in dividends or other default.

ARTICLE II

THE SUBORDINATED NOTES

SECTION 2.1 Designation and Issuance of Subordinated Notes.

2.1.1       There is hereby created a Series of Securities designated, as previously recited, as the Company’s “4.500% Fixed to Floating Rate Subordinated Notes due January 30, 2028.” In accordance with Section 2.3 of the Original Indenture, the Trustee will, upon receipt of an Officers’ Certificate and an Opinion of Counsel, in each case complying with Sections 10.4 and 9.7 of the Original Indenture, and a Company Order directing the Trustee to authenticate the Initial Notes, authenticate the Initial Notes.

2.1.2       The aggregate principal amount of Subordinated Notes which may be authenticated and delivered under this First Supplemental Indenture is unlimited. The aggregate principal amount of Initial Notes which may be authenticated and delivered under this First Supplemental Indenture on the Issue Date is $100,000,000 (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Subordinated Notes pursuant to Sections 2.7, 2.8, 2.11, 3.6 or 9.6 of the Original Indenture), and the Subordinated Notes shall be denominated and payable in United States Dollars. The Subordinated Notes will be issuable and may be transferred only in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The Initial Notes will be issued at a price to the public of 100% of the principal amount thereof.

2.1.3       The Subordinated Notes constitute unsecured, subordinated obligations of the Company, and will be subordinated in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness. The Subordinated Notes also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of the Company’s Subsidiaries.

SECTION 2.2 Form and Terms of Subordinated Notes.

2.2.1       The principal amount of the Subordinated Notes outstanding (together with any accrued unpaid interest and other amounts) shall be payable in accordance with the terms and conditions set forth in the Indenture and the Subordinated Notes on any Redemption Date and on the Maturity Date.

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2.2.2       Interest on the Subordinated Notes shall be payable semi-annually in arrears on each January 30 and July 30 up to but not including January 30, 2023, with interest accruing from and including January 18, 2018 to but excluding January 30, 2023, at an initial rate of 4.500% per year, and interest shall be payable quarterly in arrears thereafter on January 30, April 30, July 30 and October 30, of each year through the Maturity Date or early Redemption Date, with such interest accruing from and including January 30, 2023, at a floating rate per annum equal to the then-current three-month LIBOR (provided, however, that in the event the current three-month LIBOR is less than zero, three-month LIBOR will be deemed to be zero, plus 212 basis points) to the person in whose name the Subordinated Notes (or one or more predecessor Subordinated Notes) are registered at the close of business on the Record Date for such Interest Payment Date. Payments of interest on the Subordinated Notes will include interest accrued to but excluding the respective Interest Payment Dates. The floating rate for each Interest Reset Period shall be calculated by the Company on the relevant interest determination date and notified to the Trustee on the Interest Payment Date occurring during such Interest Reset Period; provided, however, that, in the event the three-month LIBOR is discontinued or is no longer quoted on Reuters LIBOR 01, the Company shall appoint a Calculation Agent to calculate the alternate floating rate. In the event the Company appoints a Calculation Agent, the Calculation Agent shall calculate the floating rate for each Interest Reset Period and notify the Company and the Trustee of such rate on the Interest Payment Date occurring during such Interest Reset Period. Interest payments for the Subordinated Notes during the fixed period shall be computed and paid on the basis of a 360-day year of twelve 30-day months and interest during the floating period shall be calculated based upon the actual number of days during the period divided by 360 days. In the event that any Interest Payment Date during the fixed rate period is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the scheduled Interest Payment Date. In the event that an Interest Payment Date occurring during the floating rate period is not a Business Day, the Company will pay interest on the next day that is a Business Day, unless it would thereby fall in the next succeeding calendar month, in which case such Interest Payment Date will be brought forward to the immediately preceding Business Day, and no interest will accrue or fail to accrue as a result of that postponement or earlier payment.

2.2.3       The place of payment where the Subordinated Notes may be presented or surrendered for payment, where the Subordinated Notes may be surrendered for registration of transfer or exchange (to the extent required or permitted, as applicable, by the terms of the Subordinated Notes) and where notices and demand to or upon the Trustee in respect of the Subordinated Notes and the Indenture may be served shall be the office of the Paying Agent from time to time, which shall initially be The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 111 Sanders Creek Parkway, East Syracuse, New York 13057.

2.2.4       The Subordinated Notes shall be issuable in whole or in part in the form of one or more registered Global Securities, substantially in the form set forth in Exhibit A hereto, registered in the name of the Depository or its nominee. The Company has initially appointed The Depository Trust Company, New York, New York, to act as Depository with respect to such Global Securities. Except under the limited circumstances described below, Subordinated Notes represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Notes in definitive form. The Global Securities described above may not be transferred except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such a successor Depository.

Owners of beneficial interests in such a Global Security will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing a Subordinated Note shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depository or its nominee or to a successor Depository or its nominee. The rights of Holders of such Global Security shall be exercised only through the Depository.

A Global Security shall be exchangeable for Subordinated Notes registered in the names of persons other than the Depository or its nominee only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a Depository for such Global Security and no successor Depository shall have been appointed by the Company, or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, at a time when the Depository is required to be so registered to act as such Depository and no successor Depository shall have been appointed by the Company, in each case within 90 calendar days after the Company receives such notice or becomes aware of such cessation, (ii) the Company in its sole discretion determines that such Global Security shall be so exchangeable, or (iii) there shall have occurred an Event of Default with respect to the Subordinated Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Notes registered in such names as the Depository shall direct in writing in an aggregate principal amount equal to the principal amount of the Global Security with like tenor and terms.

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2.2.5       The Subordinated Notes are not convertible into Securities of any other Series.

2.2.6       All of the Events of Default set forth in clauses (a), (b), (d), (e), (f) and (g) of Section 6.1 of the Original Indenture will apply and clauses (c) and (h) of such Section will not apply with respect to the Subordinated Notes. Notwithstanding the foregoing, upon the occurrence of an Event of Default with respect to the Subordinated Notes (other than an Event of Default referred to in Section 6.1(e) or (f) of the Original Indenture), then, notwithstanding Section 6.2 of the Original Indenture, neither the Trustee nor the Holders of the Subordinated Notes may declare such principal amount and accrued but unpaid interest due and payable immediately; however, provided that, upon the occurrence of an Event of Default set forth in clauses (a), (b), (d), (e), (f) and (g) of Section 6.1 of the Original Indenture, the Trustee may, subject to 6.7 of the Original Indenture, seek to enforce its rights and the rights of the Holders of the Subordinated Notes to all overdue installments of interest and the payment of principal at the Maturity Date, as well as the performance any covenant or agreement under the Indenture.

If an Event of Default specified in Section 6.1(e) or (f) of the Original Indenture shall occur, the principal amount (or specified amount) of and accrued and unpaid interest, if any, on all outstanding Subordinated Notes shall ipso facto become and be immediately due and payable without any acceleration or other act on the part of the Trustee or any Holder.

2.2.7       So long as any of the Subordinated Notes are outstanding but subject to the provisions of Article V of the Original Indenture, the Company covenants that it:

(a)          will not, nor will it permit the Material Subsidiary to, directly or indirectly, sell or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Material Subsidiary, nor will the Company permit the Material Subsidiary to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Material Subsidiary if, in each case, after giving effect to any such transaction and to the issuance of the maximum number of shares of Voting Stock of the Material Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would cease to own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of the Material Subsidiary; and

(b)          will not permit the Material Subsidiary to:

(i) merge or consolidate with or into any corporation or other person, unless the Company is the surviving corporation or person, or unless, upon consummation of the merger or consolidation, the Company will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding Voting Stock; or

(ii) lease, sell, assign or transfer all or substantially all of its properties and assets to any person (other than the Company), unless, upon such sale, assignment or transfer, the Company will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of that person.

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Notwithstanding the foregoing, any such sale, assignment or transfer of securities, any such merger or consolidation or any such lease, sale, assignment or transfer of properties and assets shall not be prohibited if: (A) required by law, such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification of such person to serve as a director; (B) such lease, sale, assignment or transfer of securities is made by the Company or any of its Subsidiaries acting in a fiduciary capacity for any person other than the Company or any Subsidiary; (C) made in connection with the consolidation of the Company with or the sale, lease or conveyance of all or substantially all of the assets of the Company to, or merger of the Company with or into any other person (as to which Article V of the Original Indenture shall apply); (D) required by any law or any rule, regulation or order of any governmental agency or authority; or (E) required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by the Company, directly or indirectly, through purchase of stock or assets, merger, consolidation or otherwise, of any person; provided, that, in the case of (E) only, after giving effect to such disposition and acquisition, (y) at least 80% of the issued and outstanding Voting Stock of such person will be owned, directly or indirectly, by the Company and (z) the Consolidated Assets of the Company will be at least equal to 70% of the Consolidated Assets of the Company prior thereto; and nothing in this section shall prohibit the Company or the Material Subsidiary from the sale or transfer of assets pursuant to any securitization transaction or the pledge of any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, deposit liabilities, mortgage escrow funds, reverse repurchase agreements, Federal Home Loan Bank advances, recourse obligations incurred in connection with the Material Subsidiary’s lending activities and letters of credit.

SECTION 2.3 Registrar, Paying Agent and Service Agent.

The Company initially appoints the Trustee to act as Registrar, Paying Agent and Service Agent with respect to the Subordinated Notes, and the Trustee hereby agrees so to initially act. The Company may change any Paying Agent, Registrar or Service Agent without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

SECTION 2.4 Redemption of Subordinated Notes.

The Subordinated Notes shall be redeemable at the Company’s option prior to the stated maturity pursuant to this Section 2.4 and in accordance with Article III of the Original Indenture. A notice of redemption of the Subordinated Notes may not be conditional.

(a)          The Subordinated Notes shall be redeemable, in whole or in part, at the option of the Company on any Interest Payment Date on or after January 30, 2023, at the Redemption Price, and in accordance with the provisions set forth in the Indenture and Subordinated Notes.

(b)          The Subordinated Notes may not be otherwise redeemed prior to January 30, 2023, except that the Company may, at its option, redeem the Subordinated Notes at any time in whole but not in part, at the Redemption Price upon the occurrence of:

(i)          a “Tax Event,” which means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (1) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (2) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); (3) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or (4) a threatened challenge asserted in writing in connection with an audit of the Company’s federal income tax returns or positions or a similar audit of any of the Company’s Subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Subordinated Notes, in each case, occurring or becoming publicly known on or after the original issue date of the Subordinated Notes, there is more than an insubstantial risk that interest payable by the Company on the Subordinated Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes;

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(ii)         a “Tier 2 Capital Event,” which means the receipt by the Company of an opinion of independent bank regulatory counsel to the effect that as a result of: (1) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the FRB and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of the Subordinated Notes; (2) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Subordinated Notes; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of the Subordinated Notes, in each case, there is more than an insubstantial risk that the Company will not be entitled to treat the Subordinated Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Subordinated Note is outstanding; or

(iii)        a “1940 Act Event,” which means the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

No such redemption of the Subordinated Notes by the Company prior to January 30, 2023, shall be made without the prior approval of the Federal Reserve Board if such prior approval is or will be required at the Redemption Date which is prior to January 30, 2023, in order for the Subordinated Notes to qualify as Tier 2 capital of the Company under the rules and guidelines of the Federal Reserve Board.

Prior to giving any notice to the Holders of the Company’s election to redeem the Subordinated Notes as described above, the Company must deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate certifying that (i) a Tax Event, a Tier 2 Capital Event or a 1940 Act Event has occurred and (ii) the Company is entitled to redeem the Subordinated Notes in accordance with this Section 2.4(b), upon which such Opinion of Counsel and Officers’ Certificate the Trustee may conclusively rely.

SECTION 2.5 Issuances of Additional Notes.

The Company may, from time to time, and without notice to or consent of Holders of the Subordinated Notes, issue Additional Notes. The Initial Notes issued on the Issue Date, and any Additional Notes issued shall be treated as a single Series and single class of Securities for all purposes under the Indenture.

At any time after the execution of this First Supplemental Indenture, the Company may deliver Additional Notes to the Trustee for authentication, together with an Officers’ Certificate complying with Section 10.4 of the Original Indenture and a Company Order for the authentication and delivery of such Additional Notes, as well as an Opinion of Counsel complying with Section 10.4 of the Original Indenture. Subject to Section 2.3 of the Original Indenture, the Trustee shall thereafter authenticate and deliver such Additional Notes in accordance with such Officers’ Certificate and Company Order. In authenticating such Additional Notes and accepting the additional responsibilities under this First Supplemental Indenture in relation to such Additional Notes, the Trustee shall be entitled to receive and fully protected in relying upon such Officers’ Certificate, which such Officers’ Certificate shall set forth any limit upon the aggregate principal amount of such Additional Notes to be authenticated and delivered under this First Supplemental Indenture and setting forth the issue price, the issue date and the CUSIP number of such Additional Notes and be prepared in accordance with Section 10.4 of the Original Indenture.

ARTICLE THREE

SINKING FUND

SECTION 3.1 No Sinking Fund.

The Subordinated Notes are not entitled to the benefit of any sinking fund.

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ARTICLE FOUR

MISCELLANEOUS PROVISIONS

SECTION 4.1 Ratification.

The Original Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed. This First Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent provided herein and therein and every Holder of Subordinated Notes authenticated and delivered under this First Supplemental Indenture shall be bound hereby and thereby. Notwithstanding any other provision of the Original Indenture or this First Supplemental Indenture to the contrary, the provisions of this First Supplemental Indenture shall apply solely with respect to the Subordinated Notes and, with respect to the Subordinated Notes, to the extent any provisions of this First Supplemental Indenture or the Subordinated Notes issued hereunder shall conflict with any provision of the Original Indenture, the provisions of this First Supplemental Indenture or the Subordinated Notes, as applicable, shall govern.

SECTION 4.2 Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 4.3 Governing Laws.

This First Supplemental Indenture and the Subordinated Notes shall be governed by the laws of the State of New York applicable to agreements made and to be performed in such State, without regard to the conflict of laws provisions thereof.

SECTION 4.4 Successors.

All agreements of the Company in this First Supplemental Indenture and the Subordinated Notes shall bind its successor. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

SECTION 4.5 Severability.

In case any provision in this First Supplemental Indenture or in the Subordinated Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.6 Conflict with Trust Indenture Act.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in this First Supplemental Indenture by, or is otherwise governed by, any of the provisions of the Trust Indenture Act of 1934 (the “TIA”), such other provision shall control; and if any provision hereof otherwise conflicts with the TIA, the TIA shall control unless otherwise provided as contemplated by Section 10.1 of the Original Indenture with respect to this Series of Subordinated Notes.

SECTION 4.7 No Additional Rights.

Nothing in this First Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this First Supplemental Indenture.

SECTION 4.8 Effective Date.

This First Supplemental Indenture shall become effective upon the execution and delivery by the parties hereto.

SECTION 4.9 No Liability of the Trustee; Rights, Protections, Immunities and Indemnities of the Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the Subordinated Notes (other than with respect to the certificate of authentication) or for or in respect of the recitals contained herein, all of which are made solely by the Company.

9

All of the rights, protections, benefits, immunities and indemnities afforded or given to the Trustee pursuant to the Original Indenture shall apply to and be enforceable by the Trustee acting in its capacity as Trustee for the Subordinated Notes and pursuant to this First Supplemental Indenture mutatis mutandi as if set forth and incorporated herein. The Trustee is acting hereunder, not in its individual capacity, but solely in its capacity as Trustee for the Subordinated Notes under the Indenture.

10

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jefferson Harralson
	Name:	Jefferson L. Harralson
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, Registrar, Paying Agent, and Service Agent

By:	/s/ Karen Yu
	Name:	Karen Yu
	Title:	Vice President

EXHIBIT A

(see attached)

FORM OF GLOBAL SECURITY

This SECURITY is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository Trust Company (“DTC”) or a nominee of DTC. This Security is exchangeable for Securities registered in the name of a person other than DTC or its nominee only in the limited circumstances described in the Indenture, and may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depository or a nominee of such a successor Depository.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NEITHER THE HOLDERS NOR THE BENEFICIAL OWNERS OF THIS SECURITY SHALL BE ENTITLED TO PAYMENTS OF PRINCIPAL OR INTEREST EXCEPT PURSUANT TO THE PROVISIONS HEREOF.

THE SECURITY DOES NOT EVIDENCE SAVINGS ACCOUNTS OR DEPOSITS AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

UNITED COMMUNITY BANKS, INC.

4.500% Fixed to Floating Rate Subordinated Notes Due January 30, 2028

CUSIP

No.	$

UNITED COMMUNITY BANKS, INC. (which includes any successor under the within-mentioned Indenture) promises to pay to Cede & Co. or registered assigns, the principal sum of          , on January 30, 2028.

Interest Payment Dates: January 30 and July 30 of each year, commencing July 30, 2018 ,through but not including January 30, 2023, and January 30, April 30, July 30, and October 30 of each year thereafter.

Record Dates: January 15, April 15, July 15, and October 15.

UNITED COMMUNITY BANKS, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated therein referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

By:		Dated: January 18, 2018
Name:
Title:

(Reverse of Note)

UNITED COMMUNITY BANKS, INC.

4.500% Fixed to Floating Rate Subordinated Notes Due January 30, 2028

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           Interest. This Subordinated Note is one of the duly authorized issue of Securities of United Community Banks, Inc. (the “Company”), a Georgia corporation, of a Series designated as the “4.500% Fixed to Floating Rate Subordinated Notes due January 30, 2028” (herein called the “Subordinated Notes”) initially issued in an aggregate principal amount of $100,000,000. The Company promises to pay interest on the principal amount of this Subordinated Note semi-annually in arrears on each January 30 and July 30 up to but not including January 30, 2023, with interest accruing from and including January 18, 2018 to but excluding January 30, 2023, at an initial rate of 4.500% per year, and interest shall be payable quarterly in arrears thereafter on January 30, April 30, July 30 and October 30, of each year through the Maturity Date or early Redemption Date, with such interest accruing from and including January 30, 2023, at a floating rate per annum equal to the then-current three-month LIBOR (provided, however, that in the event the current three-month LIBOR is less than zero, three-month LIBOR will be deemed to be zero, plus 212 basis points). Interest payments for this Subordinated Note during the fixed period shall be computed and paid on the basis of a 360-day year of twelve 30-day months and interest during the floating period shall be calculated based upon the actual number of days during the period divided by 360 days. In the event that any date on which interest is payable on this Subordinated Note during the fixed rate period is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable. In the event that an Interest Payment Date occurring during the floating rate period is not a Business Day, the Company will pay interest on the next day that is a Business Day, unless it would thereby fall in the next succeeding calendar month, in which case such Interest Payment Date will be brought forward to the immediately preceding Business Day, and no interest will accrue or fail to accrue as a result of that postponement or earlier payment.

2.           Method of Payment. The Company will pay interest on this Subordinated Note to the persons who are registered Holders of this Subordinated Note at the close of business on the Record Date for such Interest Payment Date, even if such Subordinated Note is canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Original Indenture (as herein defined) with respect to defaulted interest. The Subordinated Note will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent appointed from time to time by the Company, whose address is initially The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 111 Sanders Creek Parkway, East Syracuse, New York 13057. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.           Paying Agent, Registrar and Service Agent. Initially, The Bank of New York Mellon Trust Company, N.A., the trustee (“Trustee”) under the Indenture, will act as Paying Agent, Registrar and Service Agent. The Company may change any Paying Agent, Registrar or Service Agent without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.           Indenture. The Company and the Trustee entered into an Indenture dated as of January 18, 2018 (the “Original Indenture”) and a First Supplemental Indenture dated as of January 18, 2018 (the “First Supplemental Indenture” and together with the Original Indenture, the “Indenture”) setting forth certain terms of the Subordinated Notes. The terms of the Subordinated Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Subordinated Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Subordinated Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Subordinated Notes are unsecured obligations of the Company.

5.           Denominations, Transfer, Exchange. The Subordinated Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Subordinated Notes may be registered and Subordinated Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Subordinated Notes during the period between a record date and the next succeeding Interest Payment Date.

6.           Persons Deemed Owners. The registered Holder of a Subordinated Note may be treated as its owner for all purposes.

7.           Amendment, Supplement and Waiver. Subject to certain exceptions and the applicable provisions of the Indenture, the Indenture or the Subordinated Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then outstanding Subordinated Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Subordinated Notes), for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Subordinated Notes. Subject to applicable provisions of the Indenture, Holders of a majority in principal amount of the then outstanding Subordinated Notes by notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for the Subordinated Notes) may waive compliance by the Company with any provision of the Indenture or the Subordinated Notes with respect to the Subordinated Notes. As provided in the Indenture, without the consent of any Holder of a Subordinated Note, the Indenture or the Subordinated Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency; provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes; or make any other change that does not adversely affect the rights of any Holder in any material respect.

8.           Defaults and Remedies. If an Event of Default with respect to the Subordinated Notes occurs and is continuing, the principal and interest owed on the Subordinated Notes shall only become due and payable in accordance with the terms and conditions set forth in Article VI of the Original Indenture (as amended by Section 2.2.6 of the First Supplemental Indenture). Accordingly, the Holder of this Subordinated Note has no right to accelerate the maturity of this Subordinated Note in the event the Company fails to pay interest on any of the Subordinated Notes or fails to perform any other obligations under the Subordinated Notes or in the Indenture that are applicable to the Subordinated Notes.

9.           Redemption. The Subordinated Notes of this Series shall be redeemable, in whole or in part, at the option of the Company, on any Interest Payment Date on or after January 30, 2023, at the Redemption Price. Notwithstanding the foregoing sentence, the Company may redeem the Subordinated Notes at any time, including before January 30, 2023, in whole but not in part, at the Redemption Price, upon the occurrence of a Tax Event, Tier 2 Capital Event or a 1940 Act Event. No such redemption of the Subordinated Notes by the Company prior to January 30, 2023, shall be made without the prior approval of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) if such prior approval is or will be required at the Redemption Date which is prior to January 30, 2023, in order for the Subordinated Notes to qualify as Tier 2 capital of the Company under the rules and guidelines of the Federal Reserve Board.

10.         Conversion. The Subordinated Notes are not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any Subsidiary.

11.         No Sinking Fund. There is no sinking fund provided for the Subordinated Notes.

12.         Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Subordinated Notes and may otherwise deal with the Company or any affiliate of the Company with the same rights it would have if it were not the Trustee.

13.         Discharge and Defeasance. Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Subordinated Notes and the Indenture if the Company deposits with the Trustee cash in Dollars (as defined in the Indenture) and/or U.S. Government Obligations (as defined in the Indenture) in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, on and interest on the outstanding Subordinated Notes on the earliest Redemption Date on or after January 30, 2023.

14.         Subordination. The Indebtedness evidenced by this Subordinated Note is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior Indebtedness (as defined in the Indenture), and this Subordinated Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Subordinated Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided, and (c) appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes.

15.          No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Subordinated Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of the Subordinated Notes, by accepting the Subordinated Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Subordinated Notes.

16.         Authentication. This Subordinated Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.         Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act). Additional abbreviations may also be used though not in the above list.

18.         CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company may cause CUSIP numbers to be printed on the Subordinated Notes.

19.         Available Information. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

United Community Banks, Inc.
2 West Washington Street

Greenville, South Carolina 29601

Attention: Jefferson Harralson

20.        Governing Law. THIS SUBORDINATED NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

Assignment Form

To assign this Subordinated Note, fill in the form below: (I) or (we) assign and transfer this Subordinated Note to

(Insert assignee’s Social Security or Tax Identification number)

(Print or type assignee’s name, address and zip code)

And irrevocably appoint ______________________________________ to transfer this Subordinated Note on the books of the Company. The agent may substitute another to act for him.

Date:______________________

Your signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.